                                                            Exhibit 99 (4) (cc)

                             SUB-ADVISORY AGREEMENT

     Agreement made as of November 30, 2006 between UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. ("UBS Global Americas"), a Delaware corporation, and GOLDMAN SACHS ASSET MANAGEMENT, L.P. ("Sub-Adviser"), a Delaware Limited Partnership (the "Agreement").

                                    RECITALS

     (1) UBS Global Americas has entered into a Management Agreement dated as of April 1, 2006, and amended as of August 1, 2006, with UBS PACE Select Advisors Trust ("Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and made applicable to UBS PACE Real Estate Securities Investments ("Portfolio") via an Investment Management and Administration Fee Agreement dated as of November 30, 2006 (collectively, the "Management Agreement"); and

     (2) UBS Global Americas is authorized to retain one or more sub-advisers to furnish certain investment advisory services to UBS Global Americas and the Portfolio; and

     (3) UBS Global Americas desires to retain the Sub-Adviser to furnish certain investment advisory services to UBS Global Americas and the Portfolio or a designated portion of the assets ("Segment") of the Portfolio; and

     (4) The Sub-Adviser is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, UBS Global Americas and the Sub-Adviser agree as follows:

     1. Appointment. UBS Global Americas hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Portfolio or Segment for the period and on the terms set forth in this Agreement. UBS Global Americas authorizes the Sub-Adviser to open accounts and execute documents (with standard indemnities) and representation letters in the name of, binding against and on behalf of the Segment for all reasonable and customary purposes necessary or desirable in the Sub-Adviser's view to effectuate the Sub-Adviser's activities under the Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties as Sub-Adviser.

     (a) Subject to the supervision and direction of the Trust's Board of Trustees (the "Board") and review by UBS Global Americas, and any written guidelines adopted by the Board or UBS Global Americas provided in writing (receipt of which has been acknowledged by Sub-Adviser), the Sub-Adviser will provide a continuous investment program for the Portfolio or Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Portfolio or Segment. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Portfolio or Segment. The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Portfolio or Segment. The Sub-Adviser understands that the Portfolio's assets need to be managed so as to permit the Portfolio to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended ("Code"). The Sub-Adviser will provide services under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto ("Registration Statement").

     (b) The Sub-Adviser agrees that it will not consult with any other sub-adviser ("Other Sub-Adviser") for the Trust or Portfolio concerning any transaction by the Portfolio or Segment in securities or other assets, including
(i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter. Sub-Adviser may communicate with other Sub-Advisers under limited circumstances at the specific request of UBS Global Americas for compliance and other risk-management purposes to the extent allowed by law.

     (c) The Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Portfolio or Segment. The Sub-Adviser further agrees that it will adopt written proxy voting procedures that shall comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended ("Advisers Act"), and that shall be acceptable to the Board. The Sub-Adviser further agrees that it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be acceptable to the Board.

Notwithstanding the above, UBS Global Americas or another service provider for the Trust, and not the Sub-Adviser, shall make any and all filings in connection with any securities litigation or class action lawsuits involving securities held or that were held in the Segment; provided, however, that GSAM is responsible for promptly forwarding to UBS Global Americas documents it receives regarding such matters that are specific to the Portfolio and providing reasonable assistance, if necessary, in making such claims Except as may be provided by applicable law or as otherwise provided herein, the Sub-Advisor shall not incur any liability to UBS Global Americas by reason of any exercise of, or failure to exercise, any such proxy voting discretion and shall not incur any liability for any failure arising from an act or omission of a person other than the Sub-Adviser or its agents. UBS Global Americas understands that the Sub-Adviser establishes from time to time guidelines for the voting of proxies and may employ the services of a proxy voting service to exercise proxies in accordance with the Sub-Adviser's guidelines.

     (d) The Sub-Adviser agrees that it will place orders with brokers in accordance with best execution policies, taking into account best price as an important factor in this decision, provided that, on behalf of the Portfolio or Segment, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Portfolio or Segment, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Portfolio or Segment and its other clients and that the total commissions paid by the Portfolio or Segment will be reasonable in relation to the benefits to the Portfolio or Segment over the long term. In no instance will portfolio securities be purchased from or sold to UBS Global Americas or the Sub-Adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Portfolio or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Portfolio or Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. UBS Global Americas recognizes that in some cases this procedure may adversely affect the results obtained for the Portfolio or Segment.

     Subject to the Sub-Adviser's obligations to seek best execution, UBS Global Americas agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Portfolio or Segment and the Trust with any broker-dealer deemed to be an affiliate of the Sub-Adviser (the "Affiliated Broker-Dealers") so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part Il of the Sub-Adviser's Form ADV Registration Statement on file with the Securities and Exchange Commission ("Form ADV")) of
Section 11(a)(1)(H) of the Securities Exchange Act of 1934. In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to UBS Global Americas, the Portfolio or the Trust.

     UBS Global Americas further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the "Cross Transactions") on behalf of the Portfolio and the Trust. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Portfolio or the Trust and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Portfolio or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Portfolio and the Trust and its clients generally. UBS Global Americas, the Portfolio and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities. UBS Global Americas understands that its authority to the Sub-Adviser to execute agency Cross Transactions for the Portfolio is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from UBS Global Americas, and that the failure to terminate such authorization will result in its continuation.

     (e) The Sub-Adviser will maintain all books and records required to be maintained, to the extent applicable, pursuant to Rule 31a-1(b)(2)(ii), (3),
(5), (6), (7), (9) and (10) under the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions by the Sub-Adviser on behalf of the Portfolio or Segment, and will furnish the Board and UBS Global Americas with such periodic and special reports as the Board or UBS Global Americas reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Portfolio or Segment are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Portfolio or Segment and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Portfolio or Segment upon request by the Trust.

     (f) At such times as shall be reasonably requested by the Board or UBS Global Americas, the Sub-Adviser will provide the Board and UBS Global Americas with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Portfolio or Segment and make available to the Board and UBS Global Americas any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

     (g) In accordance with procedures adopted by the Board, as amended from time to time, the Sub-Adviser is responsible for assisting the Board and UBS Global Americas in the fair valuation of all portfolio securities in the Portfolio or Segment and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

     3. Further Duties. In all matters relating to the performance of this Agreement, the Sub-Adviser will seek to act in conformity with the Trust's Trust Instrument, By-Laws and Registration Statement and with the written instructions and written directions of the Board and UBS Global Americas, each as provided to and whose receipt is acknowledged by the Sub-Adviser, and will comply with the requirements of the 1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Portfolio. UBS Global Americas agrees to provide to the Sub-Adviser copies of the Trust's Trust Instrument, By-Laws, Registration Statement, written instructions and directions of the Board and UBS Global Americas, and any amendments or supplements to any of these materials as soon as practicable after such materials become available; and further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with UBS Global Americas (other than UBS Financial Services Inc.).

     4. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Portfolio or UBS Global Americas.

     5. Compensation.

     (a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS Global Americas, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of 0.42% up to $50 million and 0.40% on assets in excess of $50 million of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed. If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser's Segment.

     (b) The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

     (c) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

     6. Limitation of Liability.

     (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, the Trust or its shareholders or by UBS Global Americas in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     (b) In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust, for any portion of the Portfolio not managed by the Sub-Adviser or for the acts or omissions of any Other Sub-Adviser to the Trust or Portfolio.

     In particular, in the event the Sub-Adviser shall manage only a Segment of the Portfolio, the Sub-Adviser shall have no responsibility for the Portfolio's being in violation of any applicable law or regulation or, investment policy or restriction applicable to the Portfolio as a whole or for the Portfolio's failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Portfolio managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate "regulated investment company" under the Code.

     The Sub-Adviser shall have no responsibility to monitor compliance with respect to other portions of the Portfolio that are not under the Sub-Adviser's management, and the Sub-Adviser shall have no responsibility to monitor compliance with limitations and restrictions specifically applicable to the Portfolio or Segment unless such limitations or restrictions are provided to and whose receipt is acknowledged by the Sub-Adviser in writing or which generally apply to an advisor to a registered investment company or a registered investment company under applicable law.

     Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

     7. (a) Representations of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

     (1) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify UBS Global Americas of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (2) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide UBS Global Americas and the Board with a copy of such code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to UBS Global Americas that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of UBS Global Americas, the Sub-Adviser shall permit UBS Global Americas, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1.

     (3) The Sub-Adviser has provided UBS Global Americas with a copy of its Form ADV, as most recently filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all amendments to UBS Global Americas at least annually.

UBS Global Americas understands that the Sub-Adviser is part of a worldwide, full-service investment banking, broker-dealer, asset management organization, and as such, the Sub-Adviser and its affiliates and their managing directors, directors, officers and employees have multiple interests as more fully disclosed in the Sub-Adviser's Form ADV Part II as may be amended from time to time.

     (4) The Sub-Adviser will notify UBS Global Americas of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Sub-Adviser, in each case prior to or promptly after such change.

     (5) UBS Global Americas and the Sub-Adviser agree that neither of them nor any of their affiliates, will in any way refer directly or indirectly to their relationship with one another or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the other, which consent will be promptly provided and not unreasonably withheld.

     (6) It is understood that the name "Goldman, Sachs & Co." or "Goldman Sachs" or any derivative thereof, any tradename, trademark, trade device, service mark, symbol or logo associated with those names are the valuable property of the Sub-Adviser or its affiliates and that UBS Global Americas has the right to use to such name (or derivative or logo), in offering materials or promotional or sales-related materials of the Portfolio, only with the prior written approval of the Sub-Adviser, such approval not to be unreasonably withheld, and for so long as the Sub-Adviser is Sub-Adviser of the Portfolio. Notwithstanding the foregoing, the Sub-Adviser's approval is not required when
(i) previously approved materials are re-issued with minor modifications, (ii) UBS Global Americas and Sub-Adviser identify materials which they jointly determine do not require the Sub-Adviser's approval and (iii) used as required to be disclosed in the registration statement of the Portfolio. Upon termination of this Agreement, the Portfolio and UBS Global Americas shall forthwith cease to use such name (or derivative or logo), although UBS Global Americas may continue to use such name (or derivative or logo) to the extent permitted under any other agreement between UBS Global Americas and Sub-Adviser or as otherwise required by law.

     (b) Representations and Warranties of UBS Global Americas. UBS Global Americas represents and warrants to the Sub-Adviser the following:

          (1) UBS Global Americas has all requisite corporate power and authority under the laws of the Commonwealth of Delaware and federal securities laws and under the Management Agreement with the Trust to execute, deliver and perform this Agreement.

          (2) UBS Global Americas is a registered investment adviser under the Advisers Act and is in material compliance with all other required registrations under applicable federal and state law relevant hereto.

          (3) UBS Global Americas has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of the Commission relevant hereto.

          (4) UBS Global Americas has received a copy of Part Il of Sub-Adviser's Form ADV at least two days in advance of the execution of this contract.

          (5) UBS Global Americas agrees that the Sub-Adviser shall have no responsibility or liability arising out of any non-compliance by the Portfolio or UBS Global Americas with anti-money laundering regulations. UBS Global Americas hereby certifies that UBS Global Americas has implemented an anti-money laundering program and a customer identification program ("CIP") that each comply with the requirements of applicable law, including the Bank Secrecy Act and U.S.A. PATRIOT ACT of 2001 and the regulations promulgated thereunder, and that UBS Global Americas or its affiliates will perform or obtain the requisite assurances with respect to the performance of the requirements of such programs with respect to the investors in the Portfolio.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

     8. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     9. Duration and Termination.

     (a) This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Portfolio's outstanding voting securities, unless UBS Global Americas has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Portfolio's outstanding voting securities.

     (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and
(ii) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio.

     (c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 30 days' written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by UBS Global Americas: (i) upon 120 days' written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global Americas, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Portfolio. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days' written notice to UBS Global Americas. This Agreement will terminate automatically in the event of its assignment or upon termination of the Management Agreement, as it relates to this Portfolio.

     10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Portfolio's outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

     11. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

The parties hereto understand that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligation hereunder is to be regarded as confidential and for use only by UBS Global Americas, the Segment or such persons UBS Global Americas may designate in connection with the Segment. The parties also understand that any information supplied to the Sub-Adviser in connection with the performance of its obligation hereunder, particularly, but not limited to, any list of securities which may be bought or sold for the Segment, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services of the Segment

     13. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or UBS Global Americas upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to UBS Global Americas will be sent to the attention of: General Counsel, UBS Global Asset Management (Americas) Inc., 51 West 52nd Street, New York, NY 10019. All notices provided to the Sub-Adviser will be sent to the attention of: Scott Kilgallen, Goldman Sachs Asset Management, 32 Old Slip, 32 Floor, New York, NY 10005.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Attest:                                  UBS GLOBAL ASSET
                                         MANAGEMENT (AMERICAS) INC.
                                         51 West 52nd. Street
By: /s/ Eric Sanders                     New York, New York 10019
    ---------------------------------
    Name: Eric Sanders
    Title: Director & Associate          By: /s/ Keith A. Weller
    General Counsel                          ---------------------------------
                                             Name: Keith A. Weller
                                             Title: Executive Director & Senior
                                             Associate General Counsel


Attest:                                  GOLDMAN SACHS ASSET MANAGEMENT, L. P.
                                         32 Old Slip
                                         New York, New York 10005
By: /s/ George Djurasovic
    ---------------------------------
    Name: George Djurasovic              By: /s/ Scott E. Kilgallen
    Title: Vice President and                ---------------------------------
    Assistant General Counsel                Name: Scott E. Kilgallen
                                             Title: Managing Director